CYTOKINETICS ANNOUNCES 1-FOR-6 REVERSE STOCK SPLIT

South San Francisco, CA June 24, 2013 – Cytokinetics, Incorporated (NASDAQ:CYTK) announced today that it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect a one-for-six reverse stock split of its common stock, effective as of 5:00 p.m. Eastern time today. A series of alternate amendments to effect a reverse stock split were approved by the Company’s stockholders at its Annual Meeting of Stockholders held on May 22, 2013, and the specific one-for-six ratio was subsequently approved by the Company’s Board of Directors.

At the effective time of the reverse stock split, every six shares of the Company’s issued and outstanding common stock will be automatically converted into one issued and outstanding share of common stock, without any change in par value per share. The reverse stock split will affect all shares of the Company’s common stock outstanding immediately prior to the effective time of the reverse stock split, as well as the number of shares of common stock available for issuance under the Company’s equity incentive plans. In addition, the reverse stock split will effect a reduction in the number of shares of common stock issuable upon the conversion of shares of preferred stock or upon the exercise of stock options or warrants outstanding immediately prior to the effectiveness of the reverse stock split. No fractional shares will be issued as a result of the reverse stock split. Stockholders who would otherwise be entitled to receive a fractional share will receive, in lieu thereof, a cash payment based on the closing sales price of the Company’s common stock as reported on the NASDAQ Capital Market on the last business day immediately preceding the effective date of the reverse stock split. The Company’s common stock will begin trading on the NASDAQ Capital Market on a split-adjusted basis when the market opens on Tuesday, June 25, 2013. The new CUSIP number for the Company’s common stock following the reverse stock split is 23282W 605.

The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 163.6 million to approximately 27.3 million. Concurrently, the authorized number of shares of common stock will be reduced to 81.5 million.

Computershare Trust Company, N.A. is acting as exchange agent and transfer agent for the reverse stock split. Computershare will provide instructions to stockholders regarding the process for exchanging their pre-split stock certificates for post-split stock certificates. Additional information regarding the reverse stock split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 2, 2013.

About Cytokinetics

Cytokinetics is a clinical-stage biopharmaceutical company focused on the discovery and development of novel small molecule therapeutics that modulate muscle function for the potential treatment of serious diseases and medical conditions. Cytokinetics’ lead drug candidate from its cardiac muscle contractility program, omecamtiv mecarbil, is in Phase II clinical development for the potential treatment of heart failure. Amgen Inc. holds an exclusive license worldwide to develop and commercialize omecamtiv mecarbil and related compounds, subject to Cytokinetics’ specified development and commercialization participation rights. Cytokinetics is independently developing tirasemtiv and CK-2127107, both fast skeletal muscle activators, as potential treatments for diseases and medical conditions associated with aging, muscle wasting or neuromuscular dysfunction. Tirasemtiv is currently the subject of a Phase II clinical trials program and has been granted orphan drug designation and fast track status by the U.S. Food and Drug Administration and orphan medicinal product designation by the European Medicines Agency for the potential treatment of amyotrophic lateral sclerosis, a debilitating disease of neuromuscular impairment in which treatment with tirasemtiv produced potentially clinically relevant pharmacodynamic effects in Phase II trials. All of these drug candidates have arisen from Cytokinetics’ muscle biology focused research activities and are directed towards the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

Contact:
Cytokinetics, Inc.
Joanna L. Goldstein (Investors & Media)
(650) 624-3000